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                                                                    EXHIBIT 99.1
                                 PRESS RELEASE

EAGLE GEOPHYSICAL ANNOUNCES NRG ACQUISITION

         HOUSTON, Sept. 29 -- Eagle Geophysical, Inc. (Nasdaq: EGEO) and Natural Resources Geophysical Corporation of Calgary, Alberta (NRG Services) jointly announced today the signing of a letter of intent outlining the terms of a transaction for the acquisition of the assets and operations of NRG by Eagle Geophysical, Inc.

         The terms of the transaction provide for the purchase of land acquisition equipment, a land seismic data library and the assumption of debt collateralizing the equipment. Presently NRG operates two 3D seismic crews in Canada and the operating personnel of NRG will become employees of Eagle Geophysical, Inc. The transaction will be financed with cash and Eagle common stock.

         The proposed transaction is subject to execution of a definitive agreement, approval of the Boards of Directors of both companies, as well as applicable Canadian and United States regulatory approvals. The companies presently expect the transaction to close on or before November 30, 1998.

         Jay Silverman, President and Chief Executive Officer of Eagle Geophysical, noted: "We believe that the acquisition of NRG realizes a strategic objective of entering the growing Canadian market in addition to obtaining key industry talent to support both the Canadian and U.S. markets for onshore operations."

         Robert Wood, President and Chief Executive Officer of NRG Services noted: "Our integration into Eagle will increase levels of international experience in Eagle while providing our Canadian crews better access to certain U.S. markets."

         Eagle Geophysical, Inc., is a leading provider of integrated onshore and offshore seismic data acquisition services to the petroleum industry. NRG is a geophysical service company providing onshore services including project design, field survey, acquisition and processing.